Exhibit 99.1

EXX INC

Suite 689

1350 East Flamingo Road

Las Vegas, NV 89119

EXX’S NEWCOR UNIT TO SELL ASSETS OF A RUBBER & PLASTIC SEGMENT SUBSIDIARY

Las Vegas, NV. September 22, 2003 – EXX INC (Amex: EXX-A and EXX-B) announced today that its Newcor Inc. subsidiary had entered into an agreement to sell the assets of its Midwest Rubber & Plastic, Inc. subsidiary, a part of the Rubber & Plastic reporting segment, to a group led by local management. This unit primarily makes dip molded parts for the auto industry.

Newcor anticipates that the asset sale will generate in the range of $4 to $5 million in cash which will be used to reduce Newcor’s debt. Further, there will be certain limited additional contingent and non-contingent parts of the transaction which are expected to generate additional cash receipts over the next several years.

The closing of the transaction (anticipated to occur in the fourth quarter) is subject to the purchaser’s successful completion of its financing arrangements as well as certain other contingencies.

In recent years the Midwest Rubber & Plastic unit has represented less than ten (10%) percent of Newcor’s sales and net income.

The above results of operations contain certain forward-looking statements which are covered under the safe harbor provisions of the Private Securities Legislation Reform Act of 1995 with respect to the Company’s future financial performance. Although EXX INC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause EXX INC’s actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from EXX INC’s expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks.